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                                                                      Exhibit 23



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
York International Corporation:

We consent to incorporation by reference in the registration statement (No. 33-73079) on Form S-8 of York International Corporation of our report dated June 15, 2001, relating to the statements of net assets available for benefits of the York International Corporation Investment Plan for Puerto Rico as of December 31, 2000 and 1999, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 11-K of the York International Corporation Investment Plan for Puerto Rico.

/s/ KPMG LLP

Harrisburg, Pennsylvania
June 25, 2001


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